Exhibit 6(b)(ii)(6)

                                OUTPUT AGREEMENT

                                                Dated: October 1, 1994

Avenue Pictures, Inc.
C/O Jamie C. Mandelbaum
Armstrong Hirsch Jackoway Tyerman & Wertheimer
1888 Century Park East, 18th Floor
Los Angeles, California 90067

      Re:   Producer Output Deal

Gentlemen:

      This letter sets forth the agreement (the "Output Agreement") reached between Avenue Pictures, Inc. ("Producer") and RHI Entertainment, Inc. ("RHI") with respect to all two-hour motion pictures (i) produced by Producer for which Producer owns one-hundred percent (100%) of the copyright and controls all worldwide distribution rights (other than the rights granted to the network licensee of any Picture (as defined below) to broadcast such Picture on network television for not more than three (3) runs over not more than four (4) years pursuant to the initial network license agreement for such Picture) (it being understood that the intent of this clause is not to preclude Producer from honoring any pre-existing commitments Producer may have to third parties as set forth in Exhibit A attached hereto and incorporated herein by this reference or from accepting employment with any third party pursuant to a producer-for-hire or production services arrangement (as such terms are understood in the entertainment industry); provided that Producer shall not grant any distribution rights or rights in and to the copyright of any MOW produced by Producer or enter into such a producer-for-hire or production services arrangement in order to avoid Producer's obligations to RHI hereunder or to frustrate the intent of this Agreement), (ii) intended for initial broadcast on prime-time network television ("MOW's") and (iii) ordered for production by a television network (i.e., ABC, CBS, NBC) at any time during a term (the "Term") commencing as of the date hereof and ending on the date three (3) years thereafter (each such MOW shall be hereinafter referred to as a "Picture", collectively, the "Pictures"). Notwithstanding the generality of the foregoing, the Pictures shall not include any pilots or other specials intended to be broadcast as part of an episodic television series, miniseries, MOW's with a running time in excess of two-hours or MOW's for which the network license fee is less than $2,500,000 developed or produced by Producer during the Term; provided, however, that RHI shall have the right within five (5) business days after written notice from Producer of the availability of such MOW, but not the obligation, to accept by written notice to Producer during such five (5) day period and thereby deem a "Picture" any MOW which meets the criteria specified above except that the initial network license fee is less than $2,500,000. RHI acknowledges that the projects listed in Exhibit A attached hereto and incorporated herein by this reference are hereby excluded.

      Producer hereby agrees to grant to RHI upon execution in each case of an agreement in the form of Exhibit B attached hereto (the "Agreement") the right to distribute each of the Pictures throughout the universe in all media (other than theatrically), including, but not limited to, all television (subject only to the rights of the network licensee of any Picture to broadcast such Picture on network television for not more than three (3) runs during a period of four
(4) years pursuant to the License Agreement related thereto), home video, non-theatrical and interactive for a term ("License Term") ending on the date twenty-five years after Initial Delivery (as defined in Paragraph 20 of the Agreement) for such Picture, all as more fully described in the Agreement. Neither Producer nor RHI shall have the right to exploit any Picture theatrically during the License Term for such Picture without the prior written consent of the other. Producer shall retain all rights in and to the Pictures not expressly granted to RHI hereunder, including, without limitation, all music publishing, merchandising and print publication rights, as well as, subject to the provisions of Paragraph 13 of Exhibit B attached hereto, all remake, sequel and episodic television rights in and to the Pictures.

      The grant of rights contemplated hereby shall be subject to all of the terms and conditions set forth in the Agreement, and Producer and RHI each hereby agrees to enter into an agreement substantially in the form of said Exhibit B with respect to each Picture within fifteen (15) days following written confirmation from the network licensee of the initial network license fee for such Picture.

      Kindly confirm your agreement to and acceptance of the foregoing by signing below where indicated and returning this signed agreement to RHI at the address first written above. This Agreement shall be the entire, binding and enforceable agreement between the parties hereto and shall be interpreted and construed under the laws of the State of New York.

                                                Sincerely,
                                                RHI ENTERTAINMENT, INC.


                                                ------------------------


AGREED TO AND ACCEPTED:
AVENUE PICTURES, INC.


-----------------------
Authorized Officer

                                   EXHIBIT "A"

No projects excluded.

                                                EXHIBIT B

                                                as of _________, 1994


[addressee]

RE: "______________"

Dear _________:

      This letter sets forth the agreement between __________ ("Producer") and RHI Entertainment, Inc. ("RHI") for RHI to acquire certain distribution rights to the two-hour television movie presently entitled "______________" ("Program") to be produced by Producer or an affiliated production entity.

      1. PROGRAM. Two-hour television movie of the week starring ______________ directed by ________, based upon a script written by ____________ dated ___________, to be initially exhibited on the ____ television network for an initial network license fee of not less than $2,500,000.

      2.    RIGHTS GRANTED.

      (a)  Upon  full  execution   hereof  and  all  exhibits  hereto  requiring
signature, Producer hereby grants exclusively to RHI in the Territory throughout the License Term the following rights in and to the Program:

            (ii) The right to distribute the Program in its entirety in all media now known or hereafter developed (other than Theatrically), including, but not limited to, Non-Theatrical (including hotels, clubs, schools and ships and airlines flying the flag of the Territory), all forms of Videogram and Videocassette (including CD-1 and CD-ROM), Television (including Free, Pay Cable and Direct Satellite Broadcast and subject only to the rights granted to the Network Licensee pursuant to the Network License Agreement) and Interactive, and the rights to advertise and promote the Program in accordance with the terms hereof, but excluding the Excluded Rights listed below. Neither Producer nor RHI shall exploit the Program theatrically without the prior written consent of the other.

            (ii) RHI shall have the right to pre-sell the Program in al areas of the Territory immediately upon execution of this Agreement. RHI shall have the right to license the Program for exhibition on such terms as it deems appropriate, and shall have complete discretion relating to its promotion (subject to all contractual restrictions of Producer, including, without limitation, performer approvals and paid ad requirements, provided that RHI shall have received from Producer timely written notification of such contractual restrictions, and provided further that no casual or inadvertent failure of RHI to comply with any such contractual restriction, and no failure by any third party to comply with any such provision, shall constitute a breach of this Agreement by RHI) and distribution of the Program. RHI shall have the right to edit the negatives and positive prints of the Program in order to satisfy time, legal and foreign censorship requirements and to dub the Program in foreign languages as it sees fit. RHI shall not edit or alter without prior approval of Producer the credits for the Program or the copyright notice affixed thereto.

      (b) Producer shall retain all rights in and to the Program not granted to RHI hereunder, including without limitation, music, music publishing, merchandising, novelization, and remake, prequel, sequel and series rights in and to the Program (the "Excluded Rights"); provided, however, that RHI shall have a right of first negotiation/matching last refusal with respect to television remakes, prequels, sequels and series based upon the Program as set forth in Paragraph 13 hereof.

      3. TERRITORY. Worldwide (subject only to the rights granted to the Network Licensee pursuant to the Network License Agreement).

      4.    LICENSE TERM.     Commencing immediately and ending twenty-five
(25) years from Initial Delivery (as defined in Paragraph 19 hereof). The Program shall be available to RHI as follows:

      (a) U.S. - immediately upon expiration or earlier termination (i.e., upon last contemplated network run) of the Network License.

      (b) Canada - three (3) days prior to the first scheduled U.S. network television broadcast of the Program.

      (c) Outside of U.S. and Canada - day and date with U.S. network first run.

      5.    ADVANCE.    $850,000, payable as follows:

            (i) 1/3 upon later of commencement of principal photography of the Program and signing hereof.

            (ii)  1/3 upon completion of principal photography.

            (iii) 1/3 (less a "holdback" of $10,000) upon Initial Delivery.

            (iv) $10,000 "holdback" upon Completion of Delivery (as defined in Paragraph 19 hereof).

      6.    NETWORK LICENSEE: _____________

      7. NETWORK LICENSE AGREEMENT. The Network License Agreement for the Program shall provide for no more than three (3) runs over not more than four
(4) years commencing on delivery of the Program to the Network Licensee, which delivery shall be made by Producer no later than _________. Producer shall provide prompt written notice to RHI of each and every scheduled broadcast date for the Picture by the Network Licensee as soon as Producer has knowledge thereof.

      8. GROSS RECEIPTS. "Gross Receipts" shall mean an amount equal to (i) all monies or other consideration actually received by or credited to RHI or any subdistributor from any and all sources from the exploitation of the Rights granted in the Territory including, without limitation, all Net Statutory Royalties, less (ii) (unless non-refundable) all security deposits, advances or the sums received by RHI and not earned until earned and amounts received and thereafter refunded. As used herein, the term "Net Statutory Royalties" shall mean an amount equal to all sums arising out of, payable as a result of, or based upon (y) any secondary transmission of the Program by a cable television and/or other distribution system or service which is permitted or mandated by statute or other governmental regulations, and the primary transmission of which is made under the authority of RHI and/or where the secondary transmission occurs during the term hereof in a territory for which RHI has been granted free and/or pay television exhibition rights hereunder (irrespective of the availability date of any of such rights to RHI hereunder) and/or (z) any other exploitation, use or presumed use of any such primary transmission and/or where any such other exploitation, use or presumed use occurs during the term hereof in a territory for which RHI holds the rights to license such primary
transmission   and/or  any  such  other   exploitation,   use  or  presumed  use
(irrespective of the availability date of any such rights to RHI hereunder) provided that such sums are payable pursuant to or arise under any statutory or other governmental framework ((y) and (z) being sometimes hereinafter referred to, collectively and individually, as "Statutory Royalties"). For the purposes of Paragraph 9, RHI's fee on any given Net Statutory Royalties shall be the same as the fee payable to RHI for television exploitation under Paragraph 9(a)(i) or 9(a)(ii), as the case may be, for the applicable territory in which the secondary transmission shall have occurred. Producer grants to RHI the right to make, or authorize the making of, all necessary filings relating to Statutory Royalties with respect to the Program, and to collect, or authorize the collection of, all Statutory Royalties, or Net Statutory Royalties, as the case may be.

      9.    RHI DISTRIBUTION FEES.

      (a) In consideration for RHI's services hereunder, RHI shall be entitled to retain the following fee from "Gross Receipts" from the exploitation of the Program in the Territory:

            (i)     Foreign - All rights: 40%

            (ii)    U.S. - All television: 35%

            (iii) U.S. Home Video - 35%, unless RHI self distributes, in which case no fee will be charged and Producer will receive a royalty equal to 20% of the wholesale price.

            (iv)    All other - 50%

      (b) The foregoing distribution fees shall be inclusive of all third party subdistributor's or agents' fees.

      10.   APPLICATION OF GROSS RECEIPTS.      Producer will receive 100% of
Gross Receipts remaining after deducting therefrom the following:

            (a)     RHI Distribution Fees;

            (b) actual, out-of-pocket direct distribution expenses incurred by RHI and its subdistributors, including, without limitation, the cost of obtaining any music synchronization licenses and any scale residuals which RHI will advance hereunder in connection with RHI's exploitation of the Rights;

            (c)     any unrecouped portion of the Advance.

      11.   ACCOUNTING AND PAYMENTS.

            (a) RHI shall furnish to Producer accounting statements no later than sixty (60) days after the end of each calendar quarter period during the first thirty (30) months of the Term hereof and thereafter sixty (60) days after each semi-annual calendar period. Each statement to Producer shall be accompanied by payment of the amount shown to be due to Producer, unless such amount is less than $500.00 in which case no statement shall be rendered, provided that in the event no accountings have been made during any calendar year, RHI shall render a statement to Producer upon written request of Producer but in no event more than once in any calendar year.

            (b) Producer shall have the right to audit and copy such books and records of RHI as are related solely to the Program at least once annually throughout the License Term and such audit and copy costs shall be born by Producer. No transaction will be audited more than one time and no audit shall be permitted after two years from the date of any statement which is the subject of the audit.

      12.   Intentionally Omitted.

      13. RIGHT OF FIRST NEGOTIATION. Producer hereby grants to RHI the exclusive right of first negotiation and matching last refusal to acquire the Rights in the Territory after the License Term ("Post-Term Rights") and to acquire the Rights to any television motion picture sequel, prequel or remake of the Program ordered to production within five (5) years of the end of the Term set forth in the Output Agreement ("Output Agreement") attached hereto as Exhibit D (collectively, "Sequel Rights") and the exclusive right of first negotiation only to acquire the Rights in the Territory to any television series based on the Program ordered for production within three (3) years of the end of the Term of the Output Agreement ("Series Rights") as follows: Producer agrees to negotiate with RHI in good faith during the period set forth below (the "Rights Negotiation Period") the terms and conditions upon which the Rights shall be acquired by RHI. Producer agrees that it shall not negotiate with any other party concerning the Rights and shall not exercise or exploit or otherwise dispose of, except as provided in this Agreement, to Rights prior to the end of the Rights Negotiation Period. If, at the end of the Rights Negotiation Period, Producer and RHI have not reached agreement for the acquisition of the Rights, Producer may then negotiate elsewhere for the sale or disposition of the Rights; provided, however, that, with respect to Post-Term Rights and Sequel Rights, Producer may not enter into an agreement with any third party for the Rights on terms equal to or materially less favorable than the terms of RHI's last written offer with respect thereto, if any, without first notifying RHI in writing ("Producer's Offer Notice") of the terms and conditions of such third-party offer ("Third-Party Offer") and according RHI the right to acquire the Rights upon the terms and conditions of such Third-Party Offer. RHI shall have five (5) business days after the receipt of Producer's Offer Notice to exercise its rights to acquire the Rights on the terms and conditions of such Third-Party Offer by giving Producer written notice of RHI's acceptance thereof. It is specifically understood and agreed that the terms and conditions which RHI shall be obligated to accept in order to meet the terms and conditions of any Third-Party Offer shall only be financial terms and shall not be related to any other property or the services or materials of any person or entity and shall not include terms which cannot be met as easily by one party as by another, except in the event that the non-financial terms of such Third-Party Offer are a condition precedent to receiving a production order for such sequel or prequel to or remake of the Program from a network licensee, providing that Producer shall provide RHI with a writing signed by the network licensee setting forth the terms of such condition precedent, and provided further that it is hereby understood and agreed that Producer shall not seek to obtain such a condition precedent to a production order for a sequel, prequel or remake of the Program so as to frustrate RHI's rights hereunder. If RHI shall fail to accept the terms and conditions of such Third-Party Offer in writing within such period, Producer shall thereafter be free to enter into an agreement with such third-party upon the terms of such Third-Party Offer provided, however, that if Producer and such third-party shall not enter into such agreement within thirty (30) days following the earlier of (i) receipt by Producer of written notice from RHI that it does not wish to accept the terms and conditions of such Third-Party Offer or
(ii) the expiration of such five (5) business day period without response from RHI, Producer may not enter into such agreement with such third-party without first according RHI, pursuant to the procedures in this Paragraph 13, the right to acquire the Rights on the terms and conditions of such Third-Party Offer. The aforesaid procedure shall be repeated ad infinitum with respect to each Third-Party Offer.

      The Rights Negotiation Period shall be as follows:

            (a) Post-Term Rights - commencing upon the receipt of written notice from RHI to Producer given at any time on or before six (6) months prior to the end of the Term (and, if RHI shall not have so given written notice, commencing six (6) months prior to the end of the Term) and continuing through the next succeeding ninety (90) days.

            (b) Sequel Rights & Series Rights - ten (10) business days following written notice from Producer to RHI of Producer's intent to develop and produce a sequel or prequel to or remake of the Program.

      14.   REPRESENTATIONS AND WARRANTIES.

            (a) Producer hereby covenants,  warrants and represents to RHI that:
(i) intentionally deleted; (ii) intentionally deleted; (iii) the initial network license fee for the Program shall not be less than $_________; (iv) the Program, when delivered to RHI, will be free and clear of any lien by any third party (other than customary liens granted to unions and guilds in connection with the production of the Program); (v) Producer has obtained all of the rights, permissions and licenses (including, subject to and in accordance with subparagraph 14(a)(ix) below, all music licenses, i.e. synchronization and performance) required to enable RHI to fully exploit the Program herder, including, without limitation, the right (subject to Paragraph 14(b)(ii) below) to use performers' names, likenesses and biographies to advertise and promote the Program; (vi) no part of the Program (including the music contained therein) nor RHI's exercise of any rights granted hereunder will infringe upon the trademark, tradename, copyright, right of privacy, property right or any other right of any person or entity; (vii) Producer shall, at its sole expense, take all steps necessary to secure and maintain Copyright protection for the Program throughout the Territory for the duration of this Agreement, and Producer shall register the Program with the U.S. Copyright Office within ninety (90) days after its first exhibition and shall affix good and sufficient copyright notice on the Program; (viii) Producer has full power and authority to make this Agreement and has not done and will not do anything which interferes with the full performance of Producer's obligations of RHI's rights hereunder; (ix) the small performing rights in and to each musical composition in the Program are
(A) available for license through ASCAP, BMI or SESAC or (B) in the public domain or (C) controlled by Producer and granted to RHI to the extent required to enable RHI to exercise its rights hereunder, and Producer has obtained all music synchronization licenses required to allow RHI to exploit the Program throughout the Territory on all forms of free television worldwide for a five
(5) year term, as well as options allowing RHI to renew and extend such licenses beyond the initial five (5) year period and into other media (RHI shall have the right to replace the music used in the Program in consultation with Producer);
(x) Producer shall provide RHI, at no additional expense to RHI, access to all foreign language tracks of the Program, if any; (xi) Producer shall notify RHI in writing of the dates of all scheduled U.S. network broadcasts and/or pay television windows of the Program (and any changes in such dates) as soon as Producer has knowledge thereof; (xii) none of the RHI Rights in the Program have been or will be exploited anywhere in the Territory by Producer or anyone other than RHI authorized by Producer prior to the expiration of the term hereof (other than by the Network Licensee pursuant to the Network License Agreement); and (xiii) through the date hereof, no claims or limitations have been made or filed relating to the Picture, any part thereof or any rights therein, other than as set forth on Schedule I attached hereto and incorporated herein by this reference.

            (b) RHI hereby (i) represents and warrants that it has the authority to enter into this Agreement and (ii) agrees to adhere to all applicable guild and Network restrictions and obligations and all contractual paid ad credit requirements and publicity restrictions of Producer in connection with the Program, provided that RHI receives timely written evidence of such contractual paid ad credit requirements and publicity restrictions, and provided further that any casual or inadvertent failure by RHI or any failure by any third party to comply with the terms and provisions of this clause 14(b)(ii) shall not constitute a breach of this Agreement by RHI. RHI agrees to use reasonable efforts to prospectively cure any such casual or inadvertent failure upon written notice thereof from Producer.

      15.   INDEMNIFICATION.

            (a) Each party shall indemnify and save harmless the other, its successors, licensees and assigns, and any representatives thereof, against any and all claims, losses, causes of action, costs and expenses (including without limitation reasonable legal fees) incurred by any of them by reason of the breach of any warranty, undertaking, representation, agreement or certification made or entered into herein by such party.

            (b) RHI shall indemnify Producer regarding any claims, losses, causes of actions, costs and expenses (including without limitation reasonable legal fees) arising from or in connection with (i) any change to the title of the Program (other than for purposes of foreign translation as permitted pursuant to Paragraph 2(b) hereof) made by RHI in connection with its distribution of the Program, (ii) the use of any music which RHI may substitute into the Program as provided for in Paragraph 14(a)(ix) above, (iii) any change to the Program by reason of RHI's editing thereof, and/or (iv) otherwise in connection with RHI's exploitation of the Program; provided, however, that RHI shall not be obligated to so indemnify Producer to the extent any such claim, loss, cause of action, cost or expense arises by reason of the breach by Producer of any warranty, undertaking, representation, agreement or certification made or entered into herein by Producer.

      16. PRODUCERS LIABILITY INSURANCE. Producer shall, at its sole cost and expense, secure standard producer's errors and omissions liability insurance in the minimum amounts of $1,000,000/$3,000,000 for a term of three (3) years commencing on the initial network broadcast of the Program, which shall name RHI and RHI's parent, subsidiaries, successors and assigns and their respective officers, directors, agents and employees as additional insureds and shall contain a provision negating the "other insurance" clause therein, together with a statement that such policy is primary and that any insurance carried by RHI is neither primary nor contributory.

      17. CREDIT. RHI shall be entitled to receive an "In association with" producers credit on all prints of the Program and in all advertising and distribution materials issued or controlled by Producer or RHI in the Territory. RHI shall also receive a "released by" or "distributed by" credit on all prints distributed by RHI.

      18. CLEARANCE/RESIDUALS. RHI shall pay all residuals (other than in connection with any exploitation of the Program under the Network License Agreement which shall be the responsibility of the Producer) that may be payable in connection with the exploitation of the Rights during the License Term pursuant to applicable union or guild collective bargaining agreements at minimum scale. The schedule of union or guild residual obligations which Producer shall deliver to RHI as a delivery item shall be complete and accurate, and RHI may rely thereon in making payments required hereunder.

      19. DELIVERY. Producer shall deliver to RHI, at Producer's cost, all of the materials set forth on Exhibit A hereto (the "Materials"). "Initial Delivery" shall be deemed to have been made when RHI has received and approved the technical quality of all materials marked with an asterisk on Exhibit A hereto. Producer hereby agrees that Initial Delivery shall be made to RHI simultaneously with delivery to the Network Licensee. Delivery shall be deemed complete when RHI has approved the technical quality of all the materials set forth in Exhibit A by written notice to Producer ("Completion of Delivery"). For purposes of approving the technical quality of tendered Materials, RHI shall have a ten (10) business day inspection period commencing upon the tendering by Producer of the last of the items required pursuant to Exhibit A (first with respect to Initial Delivery and again with respect to the additional items required for Completion of Delivery). Failure to object to any item within such ten (10) business day inspection period shall be deemed acceptance thereof. If thereafter the parties continue to disagree about the acceptability of tendered delivery, the parties shall submit the matter to binding arbitration before a single arbitrator in New York City in accordance with the rules of the American Arbitration Association for expedited arbitration. The arbitrator shall have the authority to award professional fees and expenses to the prevailing party.

      20.   SECURITY INTERESTS.

            (a) Producer hereby grants to RHI a security interest, subordinated to the security interest of unions or guilds, in and to the following collateral (the "Collateral"): (i) the copyright of the Program, (ii) the rights granted to RHI hereunder with respect to the Program, (iii) the preprint film elements and master video elements of the Program, and (iv) the proceeds from any of the foregoing. The foregoing security interest is granted to RHI solely to secure the delivery by Producer of the Program and recoupment by RHI of the Advance. Such security interest shall become effective on the date hereof and shall terminate automatically upon the earlier of (a) the recoupment of the Advance for the Program, (b) the expiration of the term of this Agreement and (c) the expiration of the Rights. If Producer fails to make timely delivery, and such failure is not cured within ten (10) business days after receipt by Producer of written notice from RHI of such failure, then RHI shall have all the rights and remedies of a secured party with respect to the Program.

            (b) Producer and RHI shall each execute and deliver necessary and appropriate instruments, including, without limitation, UCC Financing Statements and a shortform Memorandum of Exclusive License in the form attached hereto as Exhibit B and a Mortgage of Copyright in the form attached hereto as Exhibit C and terminations thereof), as required by the other to reflect and to terminate the security interests granted hereunder, and each hereby irrevocably designates the other as attorney-in-fact to execute and file any such Statements or other documents which have not been executed and delivered promptly after written request therefor.

      21. EXECUTORY AGREEMENTS. Producer and RHI acknowledge and agree that this agreement is considered executory under Section 365, Title 11, U.S.C. Producer agrees to consult with RHI throughout the License Term, at RHI's request, with respect to marketing and distributing and dubbing and/or editing the Program, which obligation shall be material, continuing and executory.

      22. BANKRUPTCY. Producer agrees and acknowledges that (i) the Program is a work of authorship protected under Title 17 of the United States Code and is intended to constitute, and does constitute, "intellectual property" within the meaning of sections 101(56)(E) and 365(n) of Title 11 of the United States Code (the "Bankruptcy Code"), (ii) the rights of RHI hereunder are "rights to intellectual property" within the meaning of such sections and, (iii) the obligations of Producer set forth in this Agreement shall continue in full force and effect, the obligations of Producer set forth in this Agreement shall continue in full force and effect, and shall bind Producer or any trustee in bankruptcy of Producer, in the circumstances described in subsections (3) and
(4) of such section 365(n) of the Bankruptcy Code.

      23.   REMEDIES.   After the Advance for the Program has been paid in
full and the union or guild assumption agreements for such Program have been signed and have been delivered by RHI pursuant to the terms hereof, Producer's rights and remedies in the event of a breach of this agreement by RHI thereafter shall be limited to bringing an action at law to recover damages; and Producer shall not have any right to terminate or rescind this agreement or to enjoin or restrain or otherwise interfere with the distribution or exhibition of the Program; provided that nothing herein shall limit Producer's rights under Section 365, Title 11, U.S.C. if RHI is in reorganization or bankruptcy.

      24. FURTHER AGREEMENTS. Upon written request from Producer (but in no event earlier than the commencement of principal photography of the Program), RHI shall enter into standard distributor assumption agreements with respect to the amounts payable, if any, pursuant to the applicable WGA, the DGA, and SAG and any other applicable collective bargaining agreements from the exploitation of Rights in such Program in the Territory (other than second, and if applicable, third run network residuals which shall be the sole responsibility of Producer), and RHI shall pay amounts due thereunder as and when due and RHI shall indemnify Producer and hold Producer harmless if RHI fails to pay any such amounts as and when due.

      25. NOTICES. Unless otherwise provided herein, all notices, payments or other writings which either party is required or may desire to send or deliver or serve upon the other shall be delivered by hand, or by mail, postage prepaid, addressed to the parties at the addresses set forth herein. Either party may change its address for purposes hereof by written notice to the other in the manner specified herein. If deposited in the mails, notices shall be deemed received on the earlier of the actual date of receipt or five business days after the date of mailing. If sent by courier for overnight delivery, notices shall be deemed received on the earlier of the date received or two business days after the date so sent. If sent by telecopier, notices shall be deemed received on the next business day at the place of receipt. Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and/or the day on which the action to be taken is actually taken, as applicable.

      26. ASSIGNMENT. Neither party may assign its rights hereunder to any third party without the prior written consent of the other (which approval shall not be unreasonably withheld); provided, however, that RHI shall be permitted to assign its rights hereunder to any related entity (e.g., any parent, subsidiary or other affiliated entity) or to any third party of at least comparable financial stature to RHI without the prior approval of Producer, provided that such related entity or third party shall have fully assumed all of RHI's obligations hereunder.

If the foregoing is acceptable to you, kindly sign the enclosed copy of this letter agreement and return it to us. This letter agreement shall be the entire, binding and enforceable agreement between the parties hereto and shall be interpreted and construed under the laws of the State of New York.

                                                Sincerely,

                                                RHI ENTERTAINMENT, INC.


                                                ------------------------
                                                Authorized Officer

AGREED TO AND ACCEPTED:
[PRODUCER]


-----------------------

                                   SCHEDULE 1

To be supplied by Producer